EXHIBIT 23


                   CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
DDL Electronics, Inc.


We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-02969 and 333-31349) and the Registration Statements on Form S-8 (Nos. 33-74400 and 333-08689) of DDL Electronics, Inc. of our report dated August 21, 1998, relating to the consolidated balance sheets of DDL Electronics, Inc. and subsidiaries as of June 30, 1998 and 1997 and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of DDL Electronics, Inc.




/s/ KPMG PEAT MARWICK LLP

Los Angeles, California
August 27, 1998